UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2014

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events

As previously reported, the U.K. Office of Gas and Electricity Markets ("Ofgem"), has had under review the methodology to be applied by all U.K. distribution network operators to calculate the final line loss incentives and penalties for Distribution Price Control Review 4 ("DPCR4").  DPCR4 is the five-year rate review period that ended March 31, 2010 applicable to PPL Corporation's ("PPL") four Western Power Distribution subsidiaries located in the U.K.  At December 31, 2013, PPL had recorded a liability of $74 million and estimated a range of potential exposure related to this matter to be between $74 million and $213 million.

On March 24, 2014, Ofgem issued its final decision on the DPCR4 line loss incentives and penalties mechanism (the "Final Decision").  As a result of PPL's preliminary analysis, PPL believes an additional liability for over-recovery of line losses of $65 million is required.  The increased loss accrual is expected to be reported by PPL for the first quarter of 2014 as a special item after-tax charge of $0.08 per share.  The expected total remaining over-recovered amounts at March 31, 2014 of $115 million will be refunded to customers in the period beginning April 1, 2015 and continuing through March 31, 2019.  Compared to the $74 million recorded at December 31, 2013, the $115 million amount reflects the $65 million increase in the liability to be recorded as a result of the Final Decision as well as foreign exchange movements, partially offset by reductions in the liability that have been included in tariffs for the 2013/2014 regulatory year.  PPL is continuing to review the Final Decision.  In addition, PPL is considering what, if any, recourse may be available to seek review of the Final Decision.

 PPL's earnings from ongoing operations are adjusted for the impact of special items.  Special items include:
•	Energy-related economic activity.
•	Foreign currency-related economic hedges.
•	Gains and losses on sales of assets not in the ordinary course of business.
•	Impairment charges (including impairments of securities in the company's nuclear decommissioning trust funds).
•	Workforce reduction and other restructuring impacts.
•	Acquisition-related costs and charges.
•	Other charges or credits that are, in management's view, not reflective of the company's ongoing operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Vincent Sorgi
Vincent Sorgi Vice President and Controller

Dated:  March 28, 2014